Exhibit 12.1

SunGard Capital Corp.

Computation of Ratio of Earnings to Fixed Charges (Unaudited)

($ in millions)

	Three Months Ended March 31,		Six Months Ended June 30,
	2013	2014	2013		2014

Fixed charges
Interest expense	$72	$68	$145		$136
Amortization of debt issuance costs and debt discount	8	4	24		11
Portion of rental expense representative of interest	5	5	10		10
Undeclared preferred stock dividend of SunGard Capital Corp. II before income taxes (at effective rate)	95	59	102		118

Total fixed charges	$180	$136	$281		$275

Earnings
Income (loss) from continuing operations before income taxes	$10	$5	$(42)		$(419)

Fixed charges per above	180	136	281		275

Total earnings	$190	$141	$239		$(144)

Ratio of earnings to fixed charges	1.1	1.0		*	*

*	Earnings for the six month periods ended June 30, 2013 and 2014 were inadequate to cover fixed charges by $42 million and $419 million, respectively. Earnings for the six months ended June 30, 2014 primarily reflects the pre-tax impact of (i) a $339 million trade name impairment charge, (ii) $12 million of costs for strategic initiatives, and (iii) a $61 million loss on the extinguishment of debt. In periods when income (loss) from continuing operations before income taxes is a loss, the ratio is not meaningful.

SunGard Capital Corp. II

SunGard Data Systems Inc.

Computation of Ratio of Earnings to Fixed Charges (Unaudited)

($ in millions)

	Three Months Ended March 31,		Six Months Ended June 30,
	2013	2014	2013		2014

Fixed charges
Interest expense	$72	$68	$145		$136
Amortization of debt issuance costs and debt discount	8	4	24		11
Portion of rental expense representative of interest	5	5	10		10

Total fixed charges	$85	$77	$179		$157

Earnings
Income (loss) from continuing operations before income taxes	$10	$5	$(42)		$(419)

Fixed charges per above	85	77	179		157

Total earnings	$95	$82	$137		$(262)

Ratio of earnings to fixed charges	1.1	1.1		*	*

*	Earnings for the six month periods ended June 30, 2013 and 2014 were inadequate to cover fixed charges by $42 million and $419 million, respectively. Earnings for the six months ended June 30, 2014 primarily reflects the pre-tax impact of (i) a $339 million trade name impairment charge, (ii) $12 million of costs for strategic initiatives, and (iii) a $61 million loss on the extinguishment of debt. In periods when income (loss) from continuing operations before income taxes is a loss, the ratio is not meaningful.